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                       (LOGO) KELLSTROM INDUSTRIES, INC.


                             FOR IMMEDIATE RELEASE

                      KELLSTROM INDUSTRIES SETTLES LAWSUIT


Sunrise, FL - July 7, 1999 -- Kellstrom Industries, Inc. [NASDAQ:KELL] today announced that it has settled a lawsuit brought by the Estate of the late Co-Chairman of Kellstrom, with respect to, among other things, a claim alleging entitlement to a stock option grant in late 1996.

In settling the case, the Company continues to deny all of the allegations contained in the lawsuit. As reported in the Company's 1998 Form 10-K, the Company believes that the claims are without merit. The settlement, however, was entered into in order to limit the expense of litigating the suit as well as the protracted use of management's time and related corporate resources.

For the second quarter ended June 30, 1999, the Company expects to record an estimated one-time pre-tax charge of approximately $2.2 million (which translates to approximately 8 cents per diluted share on a one-time after-tax basis) to fulfill its obligation under the settlement and for accrued legal expenses.

Kellstrom Industries, Inc. is a leader in the airborne equipment segments of the international aviation services after-market. Kellstrom's principal business is the purchasing, overhauling (through subcontractors), reselling and leasing or aircraft, avionics and aircraft rotables, and engines and engine parts. The Company is also a leading international after-market reseller of turbo-jet engines and turbo-jet engine parts for helicopters and large cargo transport aircraft for which it also supplies airframe material. The Company specializes in providing engines and parts for large turbo-fan engines manufactured by CFMI, General Electric, Pratt & Whitney and Rolls Royce. The Company is also an approved supplier to an international customer base including major domestic and international airlines, original equipment manufacturers and engine overhaul shops.

The Company, from time to time, may discuss forward-looking information. This press release contains forward-looking statements. These forward-looking statements are based on many assumptions and factors, and are subject to many conditions, including the Company's continuing ability to effectively integrate the acquired companies, acquire adequate inventory and to obtain favorable pricing for such inventory, the ability to arrange for the repair of aircraft engines by third-party contractors prior to resale or lease, competitive pricing for the Company's products, customer concentration, demand for the Company's products which depends upon the condition of the airline industry, ability to collect receivables, government regulation, and the effects of increased indebtedness as a result of the Company's business acquisitions. Except for the historical information contained in this release, all forward-looking information are estimates by the Company's management and are subject to various risks and uncertainties that may be beyond the Company's control and may cause results to differ from management's current expectations.


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CONTACT:                           or         KELL'S INVESTOR RELATIONS COUNSEL:
Kellstrom Industries, Inc.                    The Equity Group Inc.
(954) 845-0427                                Linda Latman   (212) 836-9609
Zivi R. Nedivi, Pres. & CEO                   Bob Goldstein (212) 371-8660
Michael W. Wallace, CFO                       www.theequitygroup.com
Yoav Stern, Chairman
www.kellstrom.com


              1100 INTERNATIONAL PARKWAY * SUNRISE, FLORIDA 32323
                   TEL 954 845 0427    *     FAX 954 858 2449